Exhibit 10.1

SOFTWARE LICENSING AND TRANSACTION SHARING AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of August 22, 2022 (the “Effective Date”), is made by and between The OLB Group, Inc., a Delaware corporation (collectively, with its subsidiaries, “OLB”), and Cuentas Inc., a Florida corporation (collectively, with its subsidiaries “Cuentas”).

RECITALS

WHEREAS, OLB, through its wholly-owned subsidiaries, develops, designs and operates private merchant payment services, solutions and experiences;

WHEREAS, Cuentas and OLB will establish a merchant services relationship whereby Cuentas and OLB will seek to sell or rent OLB’s point-of-sale (POS) devices to merchants in the network established by Cuentas SDI, LLC (“SDI”) for the merchants in the SDI network (the “Cuentas/SDI Merchants”);

WHEREAS, Cuentas will use reasonable best efforts to have [REDACTED] agree to provide its [REDACTED] reload capability to the SDI Merchants that agree to rent or purchase the OLB POS devices in their respective merchant locations;

WHEREAS, Cuentas will market the OLB-branded products under the processing platform under the Cuentas [REDACTED] processing agreement whereby a white label application for payment processing and debit cards shall be created;

WHEREAS, OLB will develop for Cuentas’ Mobile App and associated products, an Application Programming Interface (API), databases and servers at no cost to Cuentas to allow for the registration, approval and onboarding of consumers onto the Cuentas GPR/Mobile App/Mobile Wallet platform (“Cuentas Platform”) currently hosted by CIMA Telecom Group with complete functions as currently available through the Cuentas App and associated products and services.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

2. DEFINITIONS.

As used herein, the following terms have the following meanings:

1.1 “Cloud Presence” means any point of presence maintained on the Internet or on any other public data network. With respect to any Cloud Presence maintained on the World Wide Web, such Cloud Presence includes all HTML pages (or similar unit of information presented in any relevant data protocol) that are identified by the same second-level domain (such as OMNISOFT.com) or by the same equivalent level identifier in any relevant address scheme.

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1.2 “Cuentas Customer” means the end-users of the Cuentas digital-wallet and general purpose reloadable (GPR) prepaid cards.

1.3 “Cuentas Content” means the Marks, forms, graphical and text information, and other tools and content which are supplied by Cuentas..

1.4 “Cuentas Providers” means currently [REDACTED] , [REDACTED] Bank and any other such other providers as Cuentas may develop in the future.

1.5 “Cuentas White Label Products/Services” means the providing of white label products, including OLB-branded pre-paid debit cards and a Bank Identification Number (BIN) for OLB only, provided and sponsored by the Cuentas/[REDACTED] network.

1.6 “Fees” means payments by Merchants directly to Cuentas for (i) annual and monthly subscription fees, and (ii) all fees or charges for additional fee based services provided to Cuentas Merchants for any Omnicommerce services who have subscribed to such additional services from or through Cuentas, all of which are subject to change at the discretion of OLB on not less than 30 days’ notice to Cuentas.

1.7 “[REDACTED] Products” means individual [REDACTED] products that [REDACTED] has authorized Cuentas to sale through the Cuentas/[REDACTED] product agreement, including negotiating with [REDACTED] the sale of the [REDACTED] Reload Products through a proposed broker agreement, which Products are currently sold through a Feature or a point-of-sale (POS) device as are set forth on Schedule A attached hereto.

1.8 “Intellectual Property Rights” means any patents, copyrights, Trademarks, trade secrets, database rights, know-how, moral rights and other intellectual property or proprietary rights arising under the laws of any jurisdiction.

1.9 Marks” means those Trademarks provided by Cuentas providers to Cuentas and OLB providers to OLB for use by Cuentas and OLB in connection with the branding of a merchant solution subject to the terms and conditions of such use as imposed by the Cuentas or OLB providers.

1.10 “OLB Features” means those features selected by Cuentas to be offered, from time to time, by OLB in conjunction with an Omnicommerce for that particular Cuentas area. The complete set of available OLB Features as of the date of this Agreement can be found at http://shopfast.com/features, or at any replacement URL established by OLB for that purpose.

1.11 “OLB Services For Cuentas Benefit” means the (i) initial integration of the OLB White Label Products/Services with the Cuentas Content and all related software and hardware implementation relating to the [REDACTED] Products and (ii) implementation of the communication between Cuentas’ developed mobile app, mobile wallet, Cuentas Providers, issuing banks, databases and [REDACTED] processing services utilizing the API relating to the GPR and Mobile App Products & services, including without limitation integrating into the API the various statement of work applications transferred to Cuentas by CIMA Telecom as set forth on Schedule B attached hereto (“Cuentas GPR-Mobile-App”) and/or support required for the Cuentas GPR-Mobile-App’s continuing operation and growth, and (iii) ..

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1.12 “OLB Services For OLB Benefit” means the (i) implementation of the communication between OLB’s developed applications and [REDACTED] processing services utilizing the [REDACTED] API relating to the [REDACTED] Products and (ii) sale or rental of OLB’s point-of-sale (POS) devices to the Cuentas SDI Merchants. In connection therewith, Cuentas shall execute an Independent Sales Organization Processing Agreement in the form substantially similar to the form attached as Exhibit A attached hereto.

1.13 “OLB Tools” means the software, forms, graphical and text information, and other tools and content which are supplied by OLB to provide the Services.

1.14 “OLB White Label Products/Services” means the providing of the white label cloud presence allowing white label branding to Cuentas, from time to time, provided by OLB, including the creation of an Omnicommerce, provided by OLB.

1.15 “Omnicommerce” means a Cloud Presence that: (a) is linked from a Cloud Presence controlled by Cuentas via API services provided by OLB into a central Database, (b) is designed and developed by OLB for use by Cuentas and is operated by Cuentas under the supervision of OLB (i.e., each Cuentas and OLB shall have joint administrative access rights), (c) offers Products for sale to Cuentas Customers, and (d) features the Marks associated with the Cuentas Providers.

1.16 “Omnicommerce Link” means a hypertext link from a Cloud Presence controlled by an Cuentas Omnicommerce which is designed, developed and/or operated for Cuentas properties.

1.17 “Person” means any natural person, corporation, partnership, Limited Liability Company or other entity.

1.18 “Term” means the term of this Agreement, as described in Section 9.

1.19 “Trademarks” means any trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia and other source or business identifiers, and any application or registration respecting the foregoing.

2. Services.

2.1 OLB Services For Cuentas Benefit. OLB agrees to provide the OLB Services for Cuentas Benefit in exchange for the revenue sharing set forth in Section 7. OLB will utilize its developers to create the Cuentas GPR-Mobile-App and shall bear all costs associated with said development. Cuentas shall appoint Cuentas’ Chief Technology Officer and Cuentas’ Chief Operating Officer (collectively, the “Cuentas Agents”), who shall consult, monitor, oversee, and advise the OLB developers regarding the development of the Cuentas GPR-Mobile-App and the specifications and expected Features to ensure the finished Cuentas GPR-Mobile-App functions as intended by Cuentas. OLB expects to complete the API code as soon as reasonably possible after the Effective Date.

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2.2 Testing of the Cuentas GPR-Mobile-App. Before the launch of the Cuentas GPR- Mobile-App, the OLB developers in consultation with the Cuentas Agents shall as necessary test the functionality, reliability and process of the Cuentas GPR-Mobile-App in a controlled testing environment. Upon approval by the Cuentas Agents of the results of the controlled testing environment to move the Cuentas GPR-Mobile-App into production, the OLB developers, in consultation with the Cuentas Agents, shall perform periodic test of the Cuentas GPR-Mobile-App to ensure continued functionality, reliability and process of the Cuentas GPR-Mobile-App and to remove and repair any bugs or malfunctions in the Cuentas GPR-Mobile-App as soon as practicable.

2.3 Fees and pass through expenses. Cuentas will directly pay for all servers, interconnections, collocation and other connectivity required. Fees and pass through expenses associated with the operation of the Cuentas platform, including without limitation the Cuentas GPR-Mobile-App, shall be born and paid directly by Cuentas. Cuentas will be responsible for all costs of PCI-DSS compliant.

2.4 Cuentas will supply a separate BIN for OLB so it may have its own GPR program and mobile App based on the Cuentas Mobile App. All fees and costs incurred in obtaining the BIN will be paid by Cuentas. All processor servicing fees charged by [REDACTED] will be split pro rata per BIN between Cuentas and OLB.

2.5 All improvements made by OLB to the Cuentas GPR-Mobile-App or any new or additional enhancements, functionality, or features to the Cuentas GPR-Mobile-App, not currently in-use or contemplated (“New Feature”), that may be used by Cuentas and OLB will be developed by OLB in consultation with the Cuentas Agents at no cost to Cuentas. With respect to a New Feature, as such is identified prior to work being performed, that will only benefit Cuentas and not OLB, including at the request of Cuentas, OLB will provide technical services as requested at a rate of $45 per hour to develop the New Feature.

At the request of Cuentas, OLB will provide, in consultation with the Cuentas Agents, development and enhancements assistance to ensure the continuing operation and enhancements of the Cuentas SDI portal at the rate of $45 per hour. OLB will develop in consultation with Cuentas Agents and charge

2.6 OLB Services For OLB Benefit shall be performed with the necessary due diligence and ordinary standard of care to ensure functionality of the OLB Services related to the [REDACTED] products and the OLB POS system.

3.	Cuentas Products. Cuentas agrees to provide Cuentas White Label Products to OLB and OLB’s merchants at cost that Cuentas pays [REDACTED] .

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4.	Marketing of Omni Merchants by the Cuentas/SDI Merchants. Each Cuentas/SDI Merchant for which an Omnicommerce is operated by OLB shall (i) include a Link located on the Cuentas page and (ii) a statement thereon that it is “Powered by ShopFast a product of OMNISOFT, Inc.”

5.	Trademark Usage. Cuentas hereby grants to OLB the right to use and display the Marks on the Omni Merchant for such Cuentas and, upon Cuentas’ approval, not to be unreasonably withheld, in OLB’s promotional and marketing materials. OLB shall not be deemed to be in breach of this Agreement by reason of any delay in, or failure by Cuentas to timely approve, any proposed usage or exploitation of any Client Marks by OLB.

6.	Publicity. The parties shall work together to issue publicity and general marketing communications concerning their relationship and other mutually agreed-upon matters. In addition, neither party shall issue such publicity and general marketing communications concerning their relationship without the prior written consent of the other party (not to be unreasonably withheld). Additionally, neither party shall disclose the terms of this Agreement to any third party other than its outside counsel, auditors, and financial advisors, except as may otherwise be required by law including the United States securities laws and the rules and regulations promulgated thereunder. It is the intention of the parties hereto to jointly develop and issue a summary descriptive statement about this Agreement and the services to be provided hereunder.

7.	REVENUE SHARING.

7.1	OLB Sharing of Net Revenues. [REDACTED]

7.2	Cuentas Sharing of Net Revenues. [REDACTED]

7.3	Cuentas Fees and Charges. [REDACTED]

7.4	Chargebacks. [REDACTED]

7.5	Records and Audit; Late Payments; Taxes. During the Term, each party shall maintain records of Fees collected. Each party, at its expense, and upon at least ten (10) days advance notice to the other party, shall have the right at any time during the Term to examine or audit such records in order to verify the figures reported in any quarterly report. In the event that such an audit uncovers a discrepancy greater than fifteen percent (15%) with respect to Fees collected, the party being audited shall pay the additional Fees to the other party and reimburse the other party for all out-of-pocket expenses associated with such audit. Such audit shall be conducted during reasonable business hours.

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8.	WARRANTIES, INDEMNIFICATION AND LIMITATION OF DIRECT LIABILITY.

8.1	Warranties. Each party represents and warrants to the other that:

(i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

(ii) the execution of this Agreement and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound; and

(iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

8.2 Indemnification. Subject to the provisions of Section 8.3 hereof, each party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other party (the “Indemnified Party”), and the respective directors, officers, employees, shareholders and agent of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys’ fees and disbursements) arising out of or in connection with any third-party claim alleging any breach of the Indemnifying Party’s representations or warranties set forth in this Agreement. In addition, Cuentas and OLB (as the “Indemnifying Party”) shall each defend, indemnify and hold harmless the other party (as the “Indemnified Party”) from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys’ fees) arising out of or in connection with any third- party claim alleging that any materials (including without limitation the Cuentas Content, the OMNISOFT Tools, software, technology or other content) provided by the Indemnifying Party to the Indemnified Party, contain any material that is obscene, libelous or defamatory, or infringing of any third party Intellectual Property Rights or violates any law. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. The Indemnified Party shall promptly notify the Indemnifying Party of any such claim of which it becomes aware and shall: (a) at the Indemnifying Party’s expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim and (b) at the Indemnified Party’s expense, be entitled to participate in the defense of any such claim. The Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party’s rights or interests without prior written consent of the Indemnified Party.

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8.3 Limitation of Liability; Disclaimer.

8.3.1 Liability. EXCEPT AS REQUIRED TO COVER THIRD PARTY INDEMNIFICATION CLAIMS, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM PERFORMANCE SERVICES OR OBLIGATIONS DESCRIBED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT AS REQUIRED TO COVER THIRD PARTY INDEMNIFI- CATION CLAIMS, EITHER PARTY’S LIABILITY (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY OR STRICT LIABILITY) UNDER THIS AGREEMENT OR WITH REGARD TO ANY OF THE PRODUCTS OR SERVICES RENDERED UNDER THIS AGREEMENT, EACH PARTY’S OMNI MERCHANTS AND ANY OTHER ITEMS OR SERVICES FURNISHED UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED ONE HUNDRED THOUSAND DOLLARS.

8.3.2 No Additional Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY CLAIM IN TORT (INCLUDING NEGLIGENCE), ANY PRODUCTS OR SERVICES DESCRIBED THEREON, OR ANY OTHER ITEMS OR SERVICES PROVIDED UNDER THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CUENTAS ACKNOWLEDGES THAT THE THE CONTENT THEREOF (INCLUDING ANY SERVERS OR OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY OMNISOFT OR ANY THIRD PARTIES IN CONNECTION WITH OPERATING OR PERFORMANCE OF ANY SERVICES HEREUNDER) ARE PROVIDED “AS IS.” NEITHER PARTY MAKES ANY WARRANTY THAT IT WILL CONTINUE TO OPERATE ITS IN THEIR CURRENT FORM, THAT ITS OMNI MERCHANTS WILL BE ACCESSIBLE WITHOUT INTERRUPTION, THAT IT WILL MEET THE REQUIRE- MENTS OR EXPECTATIONS OF THE OTHER PARTY, OR THAT THE CONTENT OR ANY OTHER MATERIALS ON OR THE SERVERS AND SOFTWARE THAT MAKE ITS OMNICOMMERCE AVAILABLE ARE FREE FROM ERRORS, DEFECTS, DESIGN FLAWS OR OMISSIONS.

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8.3.3 Sole Remedy. IN THE EVENT OF BREACH OF ANY WARRANTY CONTAINED IN THIS AGREEMENT, CUENTAS’ SOLE AND EXCLUSIVE REMEDY SHALL BE THAT OLB WILL MAKE REASONABLE EFFORTS TO REMEDY SUCH BREACH AS SOON AS PRACTICABLE.

9.	TERM AND TERMINATION.

9.1	Term. The term of this Agreement shall commence upon the Effective Date and shall continue for a period of five (5) years (the “Initial Term”). After the Initial Term, this Agreement shall be automatically extended for additional one (1) year periods (such periods, together with the Initial Term, the “Term”), unless either Party provides written notice of its intention not to extend the term of the Agreement at least one-hundred twenty (120) days prior to the end of the Initial Term or any extension and unless this Agreement is earlier terminated as provided in Section 9.2.

9.2	Termination. Either party, on failure to pay consideration due and owing or other material breach by the other party, may terminate the Agreement upon not less than thirty (30) days’ prior written notice to the other, provided that the other party has not cured such material breach within such thirty (30) day period.

9.3	Effect of Termination. Upon termination or expiration of the Term for any reason, all rights and obligations of the parties under this Agreement shall be extinguished, except that the rights and obligations of the parties under Sections 2 with respect to Services rendered and Products sold prior thereto.

10.	COVENANTS.

10.1 Non-Competition. During the Term, each party, its partners, shareholders, employees, business interests, successors, assigns, and affiliates (as applicable), will not directly or indirectly, engage in any commercial activity the same or substantially similar to the business as the other party and anywhere in the world. Specifically, OLB will not conduct business in the General Purpose Reloadable (GPR), secured credit card, digital content, international remittances, public transportation payment cards, physical card and/or reloadable card, domestic mobile top-ups, international mobile top-ups, Mexico bill pay, MVNO/MVNE, and WI-FI 6 sharing. Cuentas will not conduct business in the merchant services and point-of-sale devices anywhere in the world (each, a “Competitive Business”). During the Term, each party agrees that it will not directly or indirectly own, operate, manage, employ, or be employed, in any capacity, by any individual or entity engaged in a Competitive Business anywhere in the world.

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10.2 Non-Solicitation. During the term of this Agreement, and for five (5) years after termination of this Agreement, unless otherwise agreed in writing,

(a) Cuentas, nor any of its principals, employees, salespersons, agents, subsidiaries, affiliates, or entities in which such principal has any interest, will directly or indirectly, solicit, endeavor to obtain as a customer, contract with or obtain services from or provide services to the following entities or brands:

[REDACTED]

(b) OLB, nor any of its principals, employees, salespersons, agents, subsidiaries, affiliates, or entities in which such principal has any interest, will directly or indirectly, solicit, endeavor to obtain as a customer, contract with or obtain services from or provide services to the following entities or brands:

[REDACTED] ;

10.3 Confidentiality. Attached as Exhibit B hereto is the Mutual Confidentiality, Non-Circumvent and Non-Disclosure Agreement dated July 27, 2022 between Cuentas and OLB (the “NDA”). The parties acknowledge that the continuing business relationship covered by this Agreement will be subject to, and the parties will continue to abide by, the terms and provisions of the NDA.

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11.	INTELLECTUAL PROPERTY.

11.1	Ownership.

(a) OLB retains all rights, title and interest in and to the Omnicommerce (including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, “look and feel”, Trademarks and other items posted thereon or used in connection or associated therewith.

(b) Cuentas shall own all rights, title and interest in and to (i) the Cuentas GPR-Mobile- App, (ii) the Cuentas Digital wallet, Cuentas digital content, E-Gift, any and all physical gift card, and Cuentas cross border international remittances, (iii) the Marks, along with all Intellectual Property Rights associated with any of the foregoing. All goodwill arising out of OLB’s use of any of the Marks shall inure solely to the benefit of Cuentas.

(c) After termination of this Agreement, each party shall return the property of the other party and cease any further use of said property.

11.2	Intellectual Property Notices. Neither party shall have any right to remove, obscure or alter any notices of Intellectual Property Rights appearing in or on any materials provided by the other party.

11.3	Further Assurances. Each party shall take such action (including, without limitation, execution of affidavits or other documents) as the other party may reasonably request to effect, perfect or confirm such other party’s ownership interests and other rights as set forth above in this Section 10.

12.	GENERAL PROVISIONS.

12.1 .

12.2	Independent Contractors. The Parties are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, franchise or agency relationship between Cuentas and OLB. Neither party has any authority to enter into agreements of any kind on behalf of the other party.

12.3	Assignment. Neither party may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, not to be unreasonably withheld; except that either party may, without the other party’s consent, assign this Agreement or any of its rights or delegate any of its duties under this Agreement to any purchaser of all or substantially all of such party’s assets or to any successor by way of merger, consolidation or similar transaction. Notwithstanding the foregoing, OLB shall have the right, in its sole discretion, without the prior written consent or other consent, of any other party, to assign this Agreement to an entity which is majority owned by OLB at the time of such assignment. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and assigns.

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12.4	Choice of Law; Forum Selection. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its choice of law rules. Each party hereby irrevocably consents to exclusive personal jurisdiction and venue in the state and federal courts located in New York County, New York with respect to any actions, claims or proceedings arising out of or in connection with this Agreement, and agrees not to commence or prosecute any such action, claim or proceeding other than in the aforementioned courts.

12.5	Dispute Resolution. Except for enforcement of or disputes arising under or relating to the Covenants contained in Section 10, any dispute relating to or arising from this Agreement shall be resolved by binding arbitration under the Commercial Rules of the American Arbitration Association. Unless otherwise agreed by Depositor and Preferred Beneficiary, arbitration will take place in New York, New York. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator(s). Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address. Notwithstanding the above, nothing in this Section shall prevent either Party form seeking immediate judicial intervention and injunctive relief for an alleged breach of the Covenants in Section 10 above.

12.6	Non-Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

12.7	Force Majeure. Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any unforeseen and unforeseeable delay, failure in performance or interruption of service, resulting directly or indirectly from an event or series of events, including but not limited to, acts of God, acts of civil or military authorities, civil disturbances, wars, strikes, fires, pandemics or other catastrophes (each a “Force Majeure Event”). The party claiming a Force Majeure Event shall notify the other party within seventy- two (72) hours of the existence of such a condition and shall similarly notify the other party within forty-eight (48) hours after such a condition is remedied.

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12.8	Service Representatives. Each of the parties agrees to appoint a service representative (each, a “Service Representative”). All invoices, communications, documentation and materials relating to this Agreement and sent by each of the parties shall be sent to the Service Representatives. Each party will appoint one or more alternates to serve in the absence of the primary Service Representative. Service Representatives may be changed at any time by written notice to the other party.

12.9	Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing and delivered (i) in person; (ii) mailed via certified mail or express mail properly addressed, requiring a signature against delivery, and all charges and postage prepaid; (iii) delivered by a recognized courier service, properly addressed requiring a signature against delivery and all charges prepaid; or (iv) by e-mail or facsimile transmission which has been specifically acknowledged by the noticed party as having been received (if not acknowledged notice shall not be deemed to have been given). In each instance such notice or other communication shall be delivered to the Service Representative.

OLB:	CUENTAS:

The OLB Group, Inc.	Cuentas, Inc.
Ronny Yakov	Arik Maimon
1120 Avenue of the Americas	235 Lincoln Rd,
4th Floor	Suite 210
New York, NY 10036	Miami, FL. 33139
ronny@olb.com	arik@cuentas.com

12.10	Integration. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements or negotiations between OLB and Cuentas concerning the subject matter hereof, and cannot be amended except by a writing signed by both parties.

12.11	Severability. In the event any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. If any provision of this Agreement shall, for any reason, be determined by a court of competent jurisdiction to be excessively broad or unreasonable as to scope or subject, such provision shall be enforced to the extent necessary to be reasonable under the circumstances and consistent with applicable law while reflecting as closely as possible the intent of the parties as expressed herein.

12.12	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. “Transmitted Copies” will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

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IN WITNESS WHEREOF, the parties hereto have each duly executed and delivered this Agreement as of the Effective Date.

The OLB Group, Inc.		Company: Cuentas, Inc.

Signature:	/s/ Ronny Yakov	Signature:	/s/ Arik Maimon
Name: Ronny Yakov		Name: Arik Maimon
Title: CEO		Title: Interim CEO

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Schedule A – Products

[REDACTED]

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